Exhibit 10.6

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (the “Amendment”) is made and entered into as of August 7, 2025, by and between Binah Capital Group, Inc., a Delaware corporation (the “Company”), and David Shane (“Executive”). The Company and Executive are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that certain Executive Employment Agreement dated as of August 14, 2024 (the “Agreement”), pursuant to which Executive serves as Chief Financial Officer of the Company;

WHEREAS, the Parties desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendments to the Agreement

Section 4.2 is amended by adding the following last sentence: “The Annual Bonus for the 2025 performance year may be paid in cash or vested Company shares with the grant date fair value equal to the bonus amount, as determined by the Board or Compensation Committee in its discretion.”

Sections 4.3(b) and (d) are amended and restated to read as follows:

“(b) In 2025, 2026, and 2027, subject to Executive’s continuous service through each grant date, the Company will grant Executive restricted stock units with respect to a number of shares of Common Stock of the Company that have a grant date fair value equal to $350,000, as reasonably determined by the Board (the “Additional Awards”), under the terms of the Plan. The vesting schedule of the Additional Awards will be ratable monthly over three years from the date of the grant, based on continued service through each vesting date; provided, however, that the Additional Awards will accelerate and be deemed vested in full upon a Change in Control (as defined in the Plan). […]

(d)  All options and restricted stock units granted by the Company will be forfeited upon Executive’s termination for Cause. All grants will be subject to the terms of the applicable grant agreement and Plan.”

2. No Other Changes

Except as expressly amended by this Amendment, all terms, conditions, and provisions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.

3. Governing Law

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law principles.

4. Counterparts

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by electronic means (including PDF or other electronic transmission) shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

BINAH CAPITAL GROUP, INC.

By:	/s/ Craig Gould
Name:	Craig Gould
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ David Shane
Name:	David Shane